                                                                  EXHIBIT 10.13


                               APEX PC SOLUTIONS, INC.

                             STOCK AND SUBORDINATED NOTE

                                  PURCHASE AGREEMENT


                            DATED AS OF DECEMBER 29, 1995

                                  TABLE OF CONTENTS

                                                                            PAGE

ARTICLE I - PURCHASE AND SALE OF THE SHARES AND THE NOTES.....................1

    1.1       The Shares......................................................1
    1.2       The Closing of Purchase and Sale of the Shares and Notes........1
    1.3       Designated Representative of the Investors......................1

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE INVESTORS..................2

    2.1       Investment......................................................2
    2.2       Authorization...................................................3
    2.3       Other...........................................................3

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF COMPANY AND THE SHAREHOLDERS..4

    3.1       Representations and Warranties of the Company and the
              Shareholders....................................................4

ARTICLE IV - CONDITIONS PRECEDENT TO INVESTORS' OBLIGATIONS..................12

    4.1       Representations and Warranties.................................12
    4.2       Absence of Litigation..........................................12
    4.3       Performance of Obligations.....................................12
    4.4       Documentation at Closing.......................................13
    4.5       Material Adverse Change........................................14
    4.6       Due Diligence..................................................14
    4.7       Financing......................................................14
    4.8       Consents, Waivers, etc.........................................14
    4.9       Key Person Life Insurance......................................14

ARTICLE V - CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY AND THE
SHAREHOLDERS.................................................................15

    5.1       Representations and Warranties.................................15
    5.2       Absence of Litigation..........................................15
    5.3       Performance of Obligations.....................................15
    5.4       Payment........................................................15
    5.5       Stock Option Plan..............................................15
    5.6       S Corporation Agreement........................................15
    5.7       Shareholders' Agreement........................................15
    5.8       Registration Rights Agreement..................................15
    5.9       Financing......................................................16
    5.10      Consents, Waivers, etc.........................................16
    5.11      Key Person Life Insurance......................................16

ARTICLE VI - COVENANTS OF THE COMPANY........................................16

    6.1       Affirmative Covenants of the Company other than
              Reporting Requirements.........................................16
    6.2       Reporting Requirements.........................................19
    6.3       Use of Proceeds................................................20

ARTICLE VII - OBLIGATIONS AT THE CLOSING.....................................21

    7.1       Deliveries.....................................................21

ARTICLE VIII - NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES.........21

    8.1       Survival of Representations and Warranties.....................21

ARTICLE IX - INDEMNIFICATION.................................................21

    9.1       Indemnification by the Shareholders............................21
    9.2       Claims for Indemnification.....................................22
    9.3       Defense by Shareholders........................................22
    9.4       Escrow.........................................................22
    9.5       Threshold; Ceiling.............................................23
    9.6       Exclusive Remedy...............................................23

ARTICLE X - DEFINITIONS AND ACCOUNTING TERMS.................................23

    10.1      Certain Defined Terms..........................................23
    10.2      Accounting Terms...............................................27

ARTICLE XI - MISCELLANEOUS...................................................27

    11.1      No Waiver; Cumulative Remedies.................................27
    11.2      No Company Recision............................................27
    11.3      Amendments, Waivers and Consents...............................27
    11.4      Addresses for Notices, etc.....................................27
    11.5      Costs, Expenses and Taxes......................................29
    11.6      Binding Effect; Assignment.....................................29
    11.7      Prior Agreements...............................................29
    11.8      Severability...................................................29
    11.9      Governing Law..................................................29
    11.10     Headings.......................................................29
    11.11     Counterparts...................................................29
    11.12     Further Assurances.............................................30
    11.13     Independent Counsel............................................30
    11.14     Confidentiality................................................30
    11.15     Press Release..................................................30

                                       EXHIBITS
                                                                        Exhibit
Exhibit Name                                                            Number
------------                                                            -------
Schedule of Investors                                                      A
Form of Class A Subordinated Promissory Note                               B
Disclosure Schedule                                                        C
Restated Articles of Incorporation                                         D
By-Laws                                                                    E
Opinion of Company's Counsel                                               F
Escrow Agreement                                                           G
S Corporation Indemnification Agreement                                    H
Shareholders' Agreement                                                    I
Registration Rights Agreement                                              J
Employment Agreement                                                       K
Voting Agreement                                                           L
Employee Invention and Non-Disclosure Agreement                            M
Form of Class B Subordinated Promissory Note                               N

                    STOCK AND SUBORDINATED NOTE PURCHASE AGREEMENT


     THIS STOCK AND SUBORDINATED NOTE PURCHASE AGREEMENT (the "Agreement") is made and entered into as of December 29, 1995, by and among Apex PC Solutions, Inc., a Washington corporation (the "Company"), Sterling Crum ("Crum"), Britannia Holdings Limited, a Nevis corporation ("Britannia") (severally, Britannia and Crum may each be referred to as a "Shareholder," and jointly they may be referred to as the "Shareholders"), and the entities listed on EXHIBIT A hereto (the "Investors").


                                      ARTICLE I
                    PURCHASE AND SALE OF THE SHARES AND THE NOTES

     1.1 THE SHARES. Subject to and in reliance upon the representations, warranties, terms and conditions of this Agreement, the Company hereby agrees to issue and sell 200,000 shares of Common Stock, no par value, of the Company at a price of $1.47 per share and 300,000 shares of Series A Convertible Preferred Stock, no par value, of the Company at a price of $7.35 per share (the "Series A Preferred Stock") (the shares of Common Stock and the shares of Series A Preferred Stock to be issued pursuant to this Agreement may be referred to as the "Shares") and Class A Subordinated Promissory Notes in the aggregate original principal amount of Ten Million Dollars ($10,000,000.00) and in the form attached hereto as EXHIBIT B (the "Notes") to the Investors in the respective amounts and for the price set forth opposite each Investor's name on EXHIBIT A hereto, and the Investors agree to purchase such Shares and such Notes from the Company for an aggregate consideration of Twelve Million Four Hundred Ninety-Nine Thousand Dollars ($12,499,000.00).

     1.2 THE CLOSING OF PURCHASE AND SALE OF THE SHARES AND NOTES. The purchase and sale of the Shares and the Notes shall take place at a closing (the "Closing") to be held at the office of Davis Wright Tremaine, 2600 Century Square, 1501 Fourth Avenue, Seattle, Washington 98101, on the date hereof, at 9:00 a.m. (Pacific Standard Time), or on such other date and at such time as may be mutually agreed upon. At the Closing, the Company will deliver to the Investors certificates evidencing the Shares and the Notes, all in the amounts set forth opposite their respective names in EXHIBIT A hereto, against wire transfers to the account of the Company in payment of a portion of the purchase price for the Shares and the Notes, in the respective amounts indicated on EXHIBIT A (the "Purchase Price").

     1.3 DESIGNATED REPRESENTATIVE OF THE INVESTORS. The Investors hereby designate Jeffrey T. Chambers as Designated Representative, authorized to act on behalf of the Investors with respect to all matters related to this Agreement, and the Shareholders and the Company shall be entitled to rely, without further investigation, on the actions of this Designated Representative. The Designated Representative may be changed by a written instrument executed by all of the Investors and provided to the Company and the Shareholders in accordance with
Section 11.4 hereof.

                                      ARTICLE II
                   REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

     2.1 INVESTMENT. Each Investor, severally but not jointly, represents and warrants to the Company and the Shareholders that:

          (a) The Investor has been advised that the Shares and the Notes have not been registered under the Securities Act nor qualified under any state securities laws on the ground, among others, that no distribution or public offering of the Shares and the Notes is to be effected, and that in this connection the Company is relying in part on the representations of the Investors set forth herein.

          (b) It is the intention of the Investor to acquire the Shares and the Notes for its own account and the Shares and the Notes are being and will be acquired for the purpose of investment and not with a view to distribution or resale thereof.

          (c) The Investor is able to bear the economic risk of an investment in the Shares and the Notes acquired by it pursuant to this Agreement and can afford to sustain a total loss on such investment.

          (d) The Investor is an experienced and sophisticated investor, is able to fend for itself in the transactions contemplated by this Agreement, and has such knowledge and experience in financial and business matters that it is capable of evaluating the risks and merits of acquiring the Shares and the Notes. The Investor has had, during the course of this transaction and prior to its purchase of the Shares and the Notes, the opportunity to ask questions of, and receive answers from, the Company and its management concerning the Company and the terms and conditions of this Agreement. The Investor hereby acknowledges that it or its representatives have received all such information as it considers necessary for evaluating the risks and merits of acquiring the Shares and the Notes and for verifying the accuracy of any information furnished to it or to which it had access. The Investor represents and warrants that the nature and amount of its investment in connection with the purchase of the Shares and the Notes is consistent with its investment objectives, abilities and resources.

          (e) The Investor understands that there is no public market for the Shares or the Notes and that there may never be such a public market, and that even if a market develops it may never be able to sell or dispose of the Shares or the Notes and may thus have to bear the risk of its investment for a substantial period of time, or forever. The Investor is aware that none of the Shares or the Notes may be sold pursuant to Rule 144 adopted under the Securities Act unless certain conditions have been met and until such Investor has held the Shares or the Notes for at least two years. Among the conditions required for use of Rule 144 is the availability of current information to the public about the Company. The Investor understands that the Company has not made such information available and has no present plans to do so.

          (f) The Investor is an "accredited investor" for purposes of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.

          (g) The Investor acknowledges that the certificates representing the Shares shall contain the following legend:

               THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933; THEY HAVE BEEN ACQUIRED BY THE HOLDER FOR INVESTMENT AND MAY NOT BE PLEDGED, HYPOTHECATED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT AS MAY BE AUTHORIZED UNDER THE SECURITIES ACT OF 1933 AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

     2.2 AUTHORIZATION. Each Investor, severally but not jointly, further represents and warrants to the Company and the Shareholders that:

          (a) It has duly authorized, executed and delivered this Agreement and any other agreements and instruments executed in connection herewith.

          (b) The Investor is a duly organized and validly existing limited partnership in good standing under the laws of the jurisdiction in which it was organized and has all necessary corporate or partnership power and authority and has taken all corporate or partnership action required to make all the provisions of this Agreement, and any other agreements and instruments executed in connection herewith, the valid and enforceable obligations of the Investor.

          (c) This Agreement and such other agreements and instruments constitute the valid and binding obligations of such Investor enforceable against it in accordance with their respective terms.

          (d) No consent or approval of any Person is required in connection with the execution, delivery and Performance of this Agreement and such other agreements and instruments by such Investor which has not heretofore been obtained.

          (e) The execution and performance of this Agreement shall not result in a material default of any material agreements by such Investor.

     2.3 OTHER. Each Investor, severally and not jointly, represents and warrants to the Company and the Shareholders that, except as otherwise set forth in this Agreement or the Exhibits hereto, no Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or valid claim upon or against the Company for any commission, fee or other compensation as a finder or broker because of any act or omission by the Investors, and the Investors agree to indemnify and hold the Company harmless against any such commissions, fees or other compensation.


                                     ARTICLE III
                          REPRESENTATIONS AND WARRANTIES OF
                             COMPANY AND THE SHAREHOLDERS

     3.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS. The Company and each Shareholder, jointly and severally, represent and warrant to the Investors that, except as otherwise set forth in the Company Disclosure Schedule attached hereto as EXHIBIT C (which Disclosure Schedule shall, when qualifying a representation or warranty, refer specifically to the section number of the representation or warranty so qualified):

          (a) ORGANIZATION AND STANDING OF THE COMPANY. The Company is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate power and authority for the ownership and operation of its properties and for the carrying on of its business as now conducted and as now proposed to be conducted. The Company is duly licensed or qualified and in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the property owned or leased, or the nature of the activities conducted, by it makes such licensing or qualification necessary and where failure to qualify would have a material adverse effect upon such corporation.

          (b)  CORPORATE ACTION.

               (i) The Company has all necessary corporate power and authority and has taken all corporate action required to execute and deliver this Agreement and any other agreements and instruments executed in connection herewith. This Agreement and each other agreement executed in connection herewith has been duly and validly executed and delivered by the Company, and constitute the valid and enforceable obligations of the Company, enforceable against the Company in accordance with their respective terms, except where enforcement may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally or the principles governing the availability of equitable remedies.

               (ii) Britannia and Crum have all necessary power and authority and have taken all action necessary to execute and deliver this Agreement and any other agreements and instruments executed in connection herewith. This Agreement and each other agreement executed in connection herewith has been duly and validly executed and delivered by Britannia and Crum, and constitute the valid and enforceable obligations of Britannia and Crum, enforceable against Britannia and Crum in accordance with their respective terms, except where enforcement may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally or the principles governing the availability of equitable remedies.

          (c) GOVERNMENTAL APPROVAL. No authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for, or in connection with the execution or delivery by the Company or the Shareholders of, or for the performance by any of them of their respective obligations under, this Agreement except for filings to be made, if any, to comply with exemptions from registration or qualification under federal and state securities laws.

          (d) LITIGATION. There is no litigation or governmental proceeding or investigation pending or threatened against the Company affecting any of its properties or assets, or against any officer or key employee of the Company or the Shareholders that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or conditions of the Company or any of its properties or assets, or that might call into question the validity of this Agreement, any of the Shares or Notes, or any action taken or to be taken pursuant hereto.

          (e) COMPLIANCE WITH OTHER INSTRUMENTS. The Company is in compliance in all respects with the terms and provisions of its Articles of Incorporation or Bylaws and in all respects with the terms and provisions of this Agreement and in all material respects with the terms and provisions of each mortgage, indenture, lease, agreement and other instrument either (i) relating to obligations of the Company in excess of $25,000, individually or in the aggregate, or (ii) relating to patents, licenses, trademarks, service marks, trade names, copyrights, trade secrets, inventions, processes, designs, franchises, computer software or other proprietary rights. The Company is in compliance in respect of all judgments, decrees, governmental orders, statutes, rules or regulations by which it is bound or to which its properties or assets are subject. There is no term or provision in any of the foregoing documents and instruments that the Company believes is reasonably likely to materially adversely affect the business, assets or financial condition of the Company. Neither the execution and delivery of this Agreement nor the consummation of any transaction contemplated hereby has constituted or resulted in or will constitute or result in a default or violation of any term or provision in the Articles of Incorporation or Bylaws of the Company and has constituted or resulted in a default or violation of any term or provision in any documents or instruments. Each of Britannia and Crum is in compliance in all respects with the terms and provisions of this Agreement and in all material respects with the terms and provisions of each mortgage, note, lease, agreement and other instrument relating to obligations of such party in excess of $25,000 in aggregate, and, in respect of all judgments, decrees, governmental orders, statutes, rules or regulations by which it is bound or to which its properties or assets are subject.

          (f) REGISTRATION RIGHTS AND SHAREHOLDER AGREEMENTS. No Person has any right to cause the Company to file any registration statement under the Securities Act relating to any securities of the Company or any right to participate in an offering of securities under any such registration statement. Except as specifically set forth in this Agreement, there is no voting, shareholders, co-sale, right of first refusal or similar agreement among the Company and any holders of any of its equity securities (or instruments convertible or exercisable into any of its equity securities). To the best knowledge of the Company, there is no voting, shareholders, co-sale, right of first refusal or similar agreement, that the Company is not a party to, among any of the holders of any of the Company's equity securities or instruments convertible or exercisable into any of the Company's equity securities.

          (g) SECURITIES ACT OF 1933. The Company has complied with all applicable federal and state securities laws in connection with the issuance and sale of the Shares and the Notes. Neither the Company nor anyone acting on its behalf has offered or will offer to sell the Shares or the Notes, or similar securities to, or solicit offers with respect thereto from, or enter into any preliminary conversations or negotiations relating thereto with, any Person, so as to bring the issuance and sale of the Shares or the Notes under the registration provisions of the Securities Act.

          (h) NO BROKERS OR FINDERS. The Company and Shareholders have not taken any action nor failed to take any action and know of no such act or omission by any Person, which would give rise to any right, interest or valid claim against or upon the Company for any commission, fee or other compensation as a finder or broker as a result of the transactions contemplated by this Agreement.

          (i) CAPITALIZATION; STATUS OF CAPITAL STOCK. Immediately preceding the Closing, the Company will have a total authorized capitalization consisting of 10,000,000 shares of Common Stock, of which 1,000,000 shares are issued and outstanding, and 500,000 shares of Preferred Stock, no par value (the "Preferred Stock"), none of which is issued or outstanding. The Preferred Stock is in two series. Immediately preceding the Closing, the Company will have authorized 300,000 shares of Series A Preferred Stock, none of which is issued or outstanding, and 200,000 shares of Series B Redeemable Preferred Stock, none of
which  is issued and outstanding.   All outstanding shares of Common Stock  were
duly authorized and validly issued, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. The Shares, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable. Immediately preceding the Closing, the issued and outstanding shares of Common Stock and holders thereof will be as set forth in the Disclosure Schedule. Prior to the Closing, the Company will adopt the 1995 Employee Stock Plan in the form attached to the Disclosure Schedule and shall reserve for issuance thereunder an aggregate of 176,470 shares of Common Stock. Immediately prior to the Closing, Kevin Hafer ("Hafer") will hold an option to purchase 88,235 shares of Common Stock at a price of $1.47 per share, a copy of which option is attached as an annex to the Disclosure Schedule and which option shall have been granted pursuant to the aforementioned 1995 Employee Stock Plan.

     Except as set forth herein, there are no options, warrants or rights to purchase shares of capital stock or other securities authorized, issued or outstanding, nor is the Company obligated in any other manner to issue shares of its capital stock or other securities. The Restated Articles of Incorporation of the Company on file with the Secretary of State of the State of Washington shall be in the form of EXHIBIT D. The Bylaws of the Company in effect shall be in the form of EXHIBIT E hereto.

          (j) FINANCIAL STATEMENTS. The Financial Statements of the Company for the years ended December 31, 1992, 1993 and 1994 as reviewed by Clark Nuber Co. P.S., and of the Company for the eleven months ended November 22, 1995 (collectively, the "Financial Statements"), copies of which Financial Statements, along with any officers reports, heretofore have been delivered to Investors and are attached to the Disclosure Schedule, were prepared in accordance with generally accepted accounting principles consistently applied throughout the periods presented, subject to year-end adjustments which would not be materially adverse with respect to the Financial Statements at and for the period ending November 22, 1995, and fairly present the financial position and results of operations of the Company for the periods presented.

          (k) ABSENCE OF CHANGES. Since November 22, 1995 there has not been any event occurrence, circumstance, state of facts or condition of any type, whether or not in the ordinary course of business and whether or not covered by insurance, that has materially and adversely affected, or might reasonably be expected to materially and adversely effect, the business, properties, assets, prospects, or financial condition of the Company.

          (l) GOOD AND MARKETABLE TITLE. The Company has good and marketable title to, or a valid leasehold interest in, its properties and assets in each case free and clear of all liens, claims, security interests, charges and encumbrances and the right to use all the assets it presently uses in the operation of its business. The properties and assets of the Company are in all material respects in good condition and repair, ordinary wear and tear excepted.

          (m) SUBSIDIARIES. The Company does not control, directly or indirectly, any other corporation, association, partnership or other business entity or own any shares of capital stock or other securities of any other Person.

          (n)  TAXES AND TAX RETURNS.

               (i) The Company has duly filed all Tax Returns (as hereinafter defined) which are required by law to be filed by it; (ii) the Company has duly paid all Taxes (as hereafter defined) due or claimed to be due from it (whether or not shown on any Tax Return), and there are no assessments or claims for payment of Taxes now pending or, to the best knowledge of the Company, threatened, nor is there any audit of the records of the Company being made or threatened by any taxing authority; (iii) to the Company's best knowledge, there are no facts or circumstances which could reasonably be expected to constitute a basis for assessments or claims for the payment of additional Taxes with respect to such Tax Returns; (iv) each Tax Return of the Company previously filed, or to be filed in the future relating to any period up to the date of Closing, is or will be (as the case may be) correct and complete in all respects; and (v) the Company is not currently the beneficiary of any extension of time within which to file any Tax Return. The amounts set up as provisions for Taxes, if any, on the December 31, 1994 and November 30, 1995 balance sheets of the Company included in the Financial Statements are sufficient for the payment of all unpaid Taxes of the Company accrued for or applicable to the periods ended on such date and all years and periods prior thereto and for which the Company, at those dates, may have been liable. The Company has properly withheld and paid, or accrued for payment, when due, to appropriate state and/or federal authorities, all sales and use taxes, if any, and all amounts required to be withheld from payments made to its employees, independent contractors, creditors, Shareholders, or other third parties and has also paid all employment taxes as required under applicable laws.

               (ii) The Company has not waived any statute of limitation in respect of any taxes or assessments by any federal, state, county, local, foreign or other taxing jurisdiction or agreed to any extension of time with respect to an assessment or deficiency in any tax. The Company has not filed a consent under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code") concerning collapsible corporations.

               (iii) The Company has not made any payments, and is not obligated to make any payments, nor is the Company a party to any agreement that under any circumstances could obligate it to make any payments, that would not be deductible under Section 280G of the Code. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code. The Company is not a party to any tax allocation or tax sharing agreement.

               (iv) The Company (i) is not and never has been required to file a consolidated or combined state or federal income Tax Return with any other person or entity and (ii) is not liable for the Taxes of any person under Treas. Reg. Section 1. 1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

          (o) INSURANCE. Included in the Disclosure Schedule is a complete list of all insurance policies currently maintained by the Company and in effect, and, with respect to each of such policies, a general description of the risks covered and claims insured; copies of all of such policies have been furnished or made available to Investors. The Company has, with responsible and reputable insurance companies or associates, insurance in such amounts and covering such risks as is usually carried by companies of similar size engaged in similar businesses and owning similar properties in the same general areas in which the Company operates, but in any event in amounts sufficient to allow the Company to replace any of its properties that might be damaged or destroyed without additional expenditures by the Company (except for reasonable deductibles).

          (p) CERTAIN TRANSACTIONS. The Company is not indebted, either directly or indirectly, to any of the officers, directors or shareholders of the Company, or, to their respective spouses or children, in any amount whatsoever, other than for payment of salary for services rendered and reasonable expenses, and none of said officers, directors, shareholders or any members of their immediate families, are indebted to the Company. None of the Shareholders nor, to the best knowledge of the Company, any officer, director or other shareholder of the Company, has any direct or indirect ownership interest in (other than ownership interests of one percent (1%) or less in companies whose securities are publicly traded), or any contractual relationship with, any firm, corporation or other Person with which the Company is Affiliated or with which the Company has a business relationship, or any firm, corporation or other Person which competes with the Company. None of the Shareholders, nor, to the best knowledge of the Company, any officer, director or other shareholder of the Company, or any member of their immediate families, are, directly or indirectly, a party to or otherwise an interested party with respect to any material contract with the Company.

          (q)  CONTRACTS AND COMMITMENTS.

               (i) Except as expressly contemplated by this Agreement as of the Closing the Company will not be a party to, or bound by, any currently effective written or oral:

                    (A)  any contract with any labor union;

                    (B) contract for the employment of any officer, individual employee, or other person or entity on a full-time, part-time, consulting or other basis which, in any way, restricts or limits its right to terminate such contract at will (other than the existence of any law, public policy, or any oral discussions, or oral statements of policy which might, under current law, be interpreted as imposing upon the Company any covenant of good faith and fair dealing, or otherwise generally restrict the Company's ability to terminate its employees other than on an "at-will" basis or within sixty (60) days following delivery of such notice);

                    (C) agreement or indenture relating to the borrowing of money or to the mortgaging, pledging, transfer of a security interest, or otherwise placing a lien on any material asset or material group of assets of the Company;

                    (D)  guarantee of any obligation;

                    (E) lease or agreement under which it is the lessee of or holds or operates any property, real or personal, owned by any other party, other than leases or agreements under which the aggregate annual rental payments of the Company do not, in the aggregate, exceed $25,000;

                    (F) agreement or group of related agreements with the same party or any group of parties who are affiliated, which requires an aggregate payment by or to the Company in an amount in excess of (x) with respect to purchase or sales orders in the ordinary course of business, $50,000, and
(y) with respect to any other contracts, $25,000;

                    (G) warranty agreement of the Company with respect to services provided or products sold, licensed or leased by the Company as seller, licensor or lessor;

                    (H) contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world; or

                    (I) any other agreement which in the best judgment of the Company is material to its business.

               (ii) The Company has performed in all material respects all obligations required to be performed by it and is not in default under, or in material breach of, or after due inquiry, in receipt of any claim of default under or breach of, any material agreement, to which it is a party or to which its assets are subject; the Company has no present expectation or intention of not fully performing all such obligations; the Company does not have any knowledge of any material breach or anticipatory breach by the other parties to any material contract or commitment, to which it is a party or to which any of its assets is subject; and the Company is not a party to any contract or contracts which, either individually or in the aggregate, are reasonably likely to result in a material loss to the Company. There are no warranty claims or other uninsured claims under completed contracts which is reasonably likely to involve a material monetary liability which is not reserved against in the Financial Statements.

               (iii) To the best knowledge of the Company, no officer of the Company is a party to any oral or written contract which prohibits, or materially restricts or limits his performance of his duties or the fulfillment of his obligations as an employee and an officer of the Company.

               (iv) A true and correct copy of each of the written contracts referred to in the Disclosure Schedule and a description of the oral contracts which are referred to in the Disclosure Schedule, together with any amendments, waivers or other changes thereto, have been supplied to the Investors' special counsel, Wilson Sonsini Goodrich & Rosati, P.C.

          (r)  ERISA.

               (i) Neither the Company nor any ERISA Affiliates of the Company maintains or has at any time maintained any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), pension, bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or benefit plans, programs or arrangements (collectively, the "Employee Plans"). Neither the Company nor any ERISA Affiliate of the Company maintains or has at any time maintained any Employee Plan for the benefit of any active, retired or former employee or their spouses or dependents. For purposes of this Agreement, the term "ERISA Affiliate" shall refer to all members of the group consisting of all corporations and all trades or businesses (whether or not incorporated) under common control with the Company within the meaning of
Section 414 of the Code.

               (ii) No Employee Plan of the Company or any ERISA Affiliate of the Company is subject to either Title IV of ERISA or Section 412 of the Code, and no such Employee Plan has been terminated within the last six years. The Company and its ERISA Affiliates have administered their respective Employee Plans in material compliance with the health care continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). Each Employee Plan of the Company and any ERISA Affiliate of the Company intended to be qualified under Section 401(a) of the Code has either obtained a current favorable determination letter as to its qualified status (including its compliance with the Tax Reform Act of

1986) from the Internal Revenue Service or still has a remaining period of time under applicable Treasury Regulations in which to apply for such determination letter and make amendments necessary to obtain a favorable determination. Each such Employee Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plan. All contributions, premiums or other payments due from the Company or any ERISA Affiliate of the Company to (or under) any such Employee Plan have been fully paid or adequately provided for on the Company's or its ERISA Affiliates' most recent financial statements.

          (s) INTELLECTUAL PROPERTY. The Company has sufficient title to and ownership of, or has sufficient licenses to, all necessary patents, licenses, trademarks, service marks, trade names, copyrights, trade secrets, inventions, processes, designs, franchises, computer software and other proprietary rights necessary for its business as now conducted and as proposed to be conducted, without any conflict with or infringement of the rights of others. The Disclosure Schedule sets forth all inventions which are the subject of issued patents, or an application therefor, which are owned and used or held for use by the Company and which are material to the business of the Company. The Company has taken measures it deems reasonable to maintain the confidentiality of the processes and formulae, research and development results and other know-how of the Company, the value of which to the Company is contingent upon maintenance of the confidentiality thereof. The Company has not violated or infringed, and the Company's business as now conducted and as proposed to be conducted does not and will not violate or infringe, any of the patents, licenses, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights of any other person or entity, and the Company has not received any communication or notice claiming or alleging any such violation or infringement. The Company is not aware of any third party which is infringing or violating any of the patents, licenses, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights of the Company. The Company has not granted any license or option or entered into any agreement of any kind with respect to the use of its proprietary information, other than licenses to and uses of its products made in the ordinary course of their business.

          (t)  ENVIRONMENTAL MATTERS.

               (i) Other than Hazardous Materials reasonably necessary for the conduct of the business of the Company which are properly stored in material compliance with applicable Environmental Laws, no Hazardous Material is present on any Company Facility and no reasonable likelihood exists that any Hazardous Material present on other property will come to be present on a Company Facility as a result of any action or inaction of the Company.

               (ii) The Hazardous Material Activities of the Company have been conducted in material compliance with applicable Environmental Laws.

               (iii) The Disclosure Schedule accurately describes all of the Environmental Permits currently held by the Company and such Environmental Permits are all of the

Environmental Permits necessary for the continued conduct of any Hazardous Material Activities of the Company as such activities are currently being conducted. All such Environmental Permits are valid, in full force and effect, and will survive the Closing. To the best knowledge of the Company, no circumstances exist which are reasonably likely to cause any Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee or which are reasonably likely to impose upon the Company the obligation to obtain any additional Environmental Permit. To the best knowledge of the Company, all Environmental Permits and all other consents and clearances required by any Environmental Law or any agreement to which the Company is bound as a condition to the performance and enforcement of this Agreement or which are required by any Governmental Authority in connection with the transactions contemplated by this Agreement have been obtained.

               (iv) The Company has transferred or made arrangements for the disposal of Hazardous Materials only to those Disposal Sites described in the Disclosure Schedule. No action, proceeding, liability or claim exists or, to the best knowledge of the Company, is threatened, against the Company or, to the best knowledge of the Company, any Disposal Site with respect to any transfer or release of Hazardous Materials to a Disposal Site in connection with the operations of the Company and, to the best knowledge of the Company, there is no valid basis for such claim.

          (u) COMPLIANCE WITH LAWS. The Company has complied in all material respects with all applicable United States federal, state, municipal and other political subdivision or governmental agency statutes, ordinances and regulations, and the Company has complied in all material respects with all applicable foreign statutes, ordinances and regulations and with all United States federal statutes, ordinances and regulations as they apply to doing business in other countries.

          (v) MARGIN REGULATIONS; USE OF PROCEEDS. The Company neither owns nor intends to acquire any "margin stock" as defined in Regulation G of the Board of Governors of the Federal Reserve System (12 CFR 207).

          (w) DISCLOSURE. No representation, warranty or statement by the Company or the Shareholders in this Agreement, in any written certificate required by this Agreement to be furnished to the Investors or their counsel or in any other document delivered by the Company or the Shareholders to the Investors contains or will contain any untrue statement of material fact or, omits or will omit to state a material fact necessary to make the statements made herein or therein, in the light of the circumstances under which they were made, not misleading. To the extent that the foregoing representation and warranty applies to any projections which may have been delivered by the Company to the Investors, the Company represents only that such projections were prepared in good faith, that the Company believes that there was at the time of the preparation of such projections a reasonable basis for such projections, and that the Company is not aware of any change in its circumstances or other fact that has occurred that causes it to believe that it will be unable to meet the forecasts set forth in such projections.

                                      ARTICLE IV
                    CONDITIONS PRECEDENT TO INVESTORS' OBLIGATIONS

     The obligation of the Investors to purchase and pay for the Shares and the Notes at the Closing is subject to the following conditions:

     4.1 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Company and the Shareholders set forth in Article III hereof shall be true in all material respects on the date of the Closing.

     4.2 ABSENCE OF LITIGATION. There shall be no litigation, whether brought against the Company, the Investors or either of the Shareholders, seeking to prevent the consummation of the transactions contemplated by this Agreement, and no such litigation shall have been threatened nor shall there be in effect any order restraining or prohibiting the consummation of the transactions contemplated by this Agreement nor any proceedings pending with respect thereto. There shall be no pending or threatened litigation, or asserted or unasserted claims, assessments, or other loss contingencies, materially affecting the Company, its business, assets or future prospects, other than as disclosed in the Exhibits delivered pursuant hereto as of the date of this Agreement.

     4.3 PERFORMANCE OF OBLIGATIONS. The Company and the Shareholders shall have performed and complied, in all material respects, with all covenants, conditions and obligations required by this Agreement to have been performed by the Company and the Shareholders at or prior to the Closing.

     4.4 DOCUMENTATION AT CLOSING. The Investors shall have received prior to or at the Closing all of the following, each in form and substance satisfactory to the Investors and their special counsel, and all of the following events shall have occurred prior to or simultaneous with the Closing hereunder:

          (a) A copy of all charter documents of the Company certified by the Secretary of State of Washington, a certified copy of the resolutions of the Board of Directors and, if required, the shareholders of the Company evidencing approval of this Agreement and the other matters contemplated hereby, a certified copy of the Bylaws of the Company, and certified copies of all documents evidencing other necessary corporate or other action and governmental approvals, if any, with respect to this Agreement, the Shares and the Notes.

          (b) An opinion of Davis Wright Tremaine, counsel for the Company, as to the matters set forth on EXHIBIT F hereto.

          (c) A certificate of the Secretary or an Assistant Secretary of the Company stating the names of the officers of the Company authorized to sign this Agreement and the other documents or certificates to be delivered pursuant to this Agreement by the Company or any of its officers, together with the true signatures of such officers. The Investors may conclusively rely on such certificate until they shall receive a further certificate of the Secretary or Assistant Secretary of the

Company cancelling or amending the prior certificate and submitting the signatures of the officers named in such further certificate.

          (d) A certificate from each of the Shareholders, severally and jointly, and a certificate from the President of the Company, each stating that the representations and warranties of the Company and the Shareholders contained in Article III hereof and otherwise made by the Shareholders or the Company in writing in connection with the transactions contemplated hereby are true and correct as of the date of Closing and that all conditions required to be performed by the Company prior to or at the Closing have been performed, and that no condition or event has occurred or is continuing or will result from the execution and delivery of this Agreement, which is a breach of a material term hereof or would constitute a breach of a material term hereof but for the requirement that notice be given or time elapse or both.

          (e) Stock Certificates representing the Shares shall be delivered by the Company on or prior to the Closing.

          (f) The Notes shall be delivered by the Company on or prior to the Closing.

          (g) An Escrow Agreement, in substantially the form attached hereto as EXHIBIT G (the Escrow Agreement"), shall have been executed and delivered by the Shareholders, the Company and the escrow agent named therein, and shall be in full force and effect and binding upon the parties thereto.

          (h) An S Corporation Indemnification Agreement, in substantially the form attached hereto as EXHIBIT H (the "S Corporation Agreement"), shall have been executed and delivered by Crum and the Company and shall be in full force and effect and binding upon the parties thereto.

          (i) A Shareholders' Agreement, in substantially the form attached hereto as EXHIBIT I (the "Shareholders' Agreement"), shall have been executed and delivered by the Shareholders, Hafer and the Company and shall be in full force and effect and binding upon the parties thereto.

          (j) A Registration Rights Agreement, in substantially the form attached hereto as EXHIBIT J (the "Registration Rights Agreement"), shall have been executed and delivered by the Company.

          (k) An Employment Agreement, in substantially the form attached hereto as EXHIBIT K, shall have been executed and delivered by the Company and Hafer.

          (l) A Voting Agreement, in substantially the form attached hereto as EXHIBIT L, shall have been executed and delivered by the Company and Hafer.

          (m) The 1995 Employee Stock Plan, in the form attached to the Disclosure Schedule, shall have been duly adopted by the Company, and an aggregate of 176,470 shares of Common Stock shall have been reserved for issuance pursuant thereto.

     4.5 MATERIAL ADVERSE CHANGE. There shall not have been, subsequent to November 30, 1995, any material adverse change in the financial condition of the business of the Company, or its assets, liabilities, business, results of operations, prospects or customer, supplier or employee relations.

     4.6 DUE DILIGENCE. The Investors and their representatives shall have completed their business, legal and accounting due diligence investigation and Investors shall be satisfied, in their sole discretion, with the results thereof.

     4.7 FINANCING. The Company shall have obtained bank, or other institutional lender, financing, satisfactory to the Investors and the Company, providing for loan proceeds of not less than Eight Million Dollars ($8,000,000) net to the Company.

     4.8 CONSENTS, WAIVERS, ETC. Prior to the Closing, the Shareholders and the Company shall have obtained all consents or waivers, if any, necessary to execute and deliver this Agreement, to sell and issue the Shares and the Notes, and to carry out the transactions contemplated hereby, and all such consents and waivers shall be in full force and effect. All corporate and other action and governmental filings necessary to effect the terms of this Agreement and other agreements and instruments executed and delivered by the Company in connection herewith shall have been made or taken, except for any post-sale filing that may be required under federal and state securities laws. In addition to the documents set forth above, the Company shall have provided the Investors any other information or copies of documents that they may reasonably request.

     4.9 KEY PERSON LIFE INSURANCE. The Company shall have obtained term key person life insurance payable to the Company in the amount of $5,000,000 on the life of Kevin Hafer.


                                      ARTICLE V
                      CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
                           THE COMPANY AND THE SHAREHOLDERS

     The obligations of the Company to consummate the sale and issuance of the Shares and the Notes to the Investors at the Closing and of the Shareholders and the Company to perform their other obligations under this Agreement shall be subject to the fulfillment, at or prior to the Closing, unless waived by the Shareholders and the Company, of each of the following conditions:

     5.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Investors in this Agreement shall have been true and correct at and as of the date hereof, and they shall be true and correct at and as of the Closing with the same force and effect as though made at and as of that time.

     5.2 ABSENCE OF LITIGATION. There shall be no litigation, whether brought against the Company, the Investors or either of the Shareholders, seeking to prevent the consummation of the transactions contemplated by this Agreement, and no such litigation shall have been threatened nor shall there be in effect any order restraining or prohibiting the consummation of the transactions contemplated by this Agreement nor any proceedings pending with respect thereto. There shall be no pending or threatened litigation, or asserted or unasserted claims, assessments, or other loss contingencies, materially affecting the Company, its business, assets or future prospects, other than as disclosed in the Exhibits delivered pursuant hereto as of the date of this Agreement.

     5.3 PERFORMANCE OF OBLIGATIONS. The Investors shall have performed and complied, in all material respects, with all of their covenants, conditions and obligations required by this Agreement to be performed or complied with by them at or prior to the Closing.

     5.4 PAYMENT. The Company shall have received payment in full from the Investors for the Shares and the Notes, in the respective amounts set forth in EXHIBIT A hereto.

     5.5 STOCK OPTION PLAN. The 1995 Employee Stock Plan reserving 176,470 shares of Common Stock for issuance thereunder shall have been duly adopted by the Company.

     5.6 S CORPORATION AGREEMENT. The S Corporation Agreement shall have been executed and delivered by Crum.

     5.7 SHAREHOLDERS' AGREEMENT. The Shareholders' Agreement shall have been executed and delivered by Hafer and the Investors.

     5.8 REGISTRATION RIGHTS AGREEMENT. The Registration Rights Agreement shall have been executed and delivered by the Investors.

     5.9 FINANCING. The Company shall have obtained bank, or other institutional lender, financing, satisfactory to the Investors and the Company, providing for loan proceeds of not less than Eight Million Dollars ($8,000,000) net to the Company.

     5.10 CONSENTS, WAIVERS, ETC. Prior to the Closing, the Shareholders and the Company shall have obtained all consents or waivers, if any, necessary to execute and deliver this Agreement, to sell and issue the Shares and the Notes, and to carry out the transactions contemplated hereby, and all such consents and waivers shall be in full force and effect. All corporate and other action and governmental filings necessary to effect the terms of this Agreement and other agreements and instruments executed and delivered by the Company in connection herewith shall have been made or taken, except for any post-sale filing that may be required under federal and state securities laws.

     5.11 KEY PERSON LIFE INSURANCE. The Company shall have obtained term key person life insurance payable to the Company in the amount of $5,000,000 on the life of Kevin Hafer.

                                      ARTICLE VI
                               COVENANTS OF THE COMPANY

     6.1 AFFIRMATIVE COVENANTS OF THE COMPANY OTHER THAN REPORTING REQUIREMENTS. Without limiting any other covenants and provisions hereof, the Company covenants and agrees that, after the Closing and for so long as any of the Shares or the Notes remain outstanding, the Company will perform and observe the following covenants and provisions and will cause each Subsidiary (if any) to perform and observe such of the following covenants and provisions as are applicable to such Subsidiary, and will not, without approval of holders of sixty-six and two thirds percent (66 2/3%) in interest of each of the Shares (or Common Stock issued upon conversion of the Shares) and the Notes, amend or revise any terms of this Section 6.1:

          (a) PAYMENT OF TAXES AND TRADE DEBT. The Company will pay and discharge, and cause each Subsidiary to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or business, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims, which, if unpaid, might result in a lien or charge upon any properties of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by appropriate proceedings if the Company or the applicable Subsidiary shall have set aside on its books adequate reserves with respect thereto as shall be determined by its Board of Directors. The Company will pay and cause each Subsidiary to pay, when due, or in conformity with customary trade terms, all lease obligations, all trade debt, and all other Indebtedness incident to the operations of the Company or its Subsidiary, except such as are being contested in good faith and by appropriate proceedings if the Company or the applicable Subsidiary shall have set aside on its books adequate reserves with respect thereto as shall be determined by its Board of Directors.

          (b) MAINTENANCE OF INSURANCE. The Company will maintain, and cause each Subsidiary to maintain, with responsible and reputable insurance companies or associations, insurance in such amounts and covering such risks as is usually carried by companies of similar size engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary operates, but in any event in amounts sufficient to allow the Company or applicable Subsidiary to replace any of their properties that might be damaged or destroyed without additional expenditures by the Company or its Subsidiary (except for reasonable deductibles). During the period that he is employed by the Company, the Company shall maintain term key-man life insurance payable to the Company in the amount of $5,000,000 on the life of Kevin Hafer, with the proceeds of such insurance payable to the Company.

          (c) PRESERVATION OF CORPORATE EXISTENCE. The Company will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership of its properties. The Company will preserve and maintain all material licenses and other rights to use patents, processes, licenses, trademarks, trade names, inventions, intellectual property rights or copyrights owned or possessed by it and necessary to the conduct of its business.

          (d) COMPLIANCE WITH LAWS. The Company will comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, rules, regulations and orders of any United States federal or state governmental authority, the noncompliance with which could materially adversely affect the business or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole, except non-compliance being contested in good faith through appropriate proceedings so long as the Company or the applicable Subsidiary shall have set up sufficient reserves, if any, required under generally accepted accounting principles, consistently applied, with respect to such items. The Company will use its best efforts to comply, and cause each Subsidiary to comply, in all material respects with all applicable foreign laws, rules, regulations and orders of any foreign governmental authority, noncompliance with which could materially adversely affect its business or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole, except non-compliance being contested in good faith through appropriate proceedings so long as the Company or the applicable Subsidiary shall have set up sufficient reserves, if any, required under generally accepted accounting principles, consistently applied, with respect to such items.

          (e) KEEPING OF RECORDS AND BOOKS OF ACCOUNT. The Company will keep, and cause each Subsidiary to keep, adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions of the Company and such Subsidiary, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection within its business shall be made.

          (f) MAINTENANCE OF PROPERTIES, ETC. The Company will maintain and preserve, and cause each Subsidiary to maintain and preserve, all of its properties necessary or useful in the proper conduct of its business, in good repair, working order and condition, ordinary wear and tear excepted.

          (g) COMPENSATION. The Company will prepare and submit to, and obtain the approval of the Board of Directors a compensation policy for its officers, which shall contain guidelines for reasonable levels of salary and other employment benefits, and which shall be periodically updated, and comply with such compensation policy in making all compensation offers to new officers and compensation changes to existing officers, of which all cash compensation and equity compensation offers or changes shall be subject to the approval of the Board of Directors.

          (h) NEW DEVELOPMENTS. The Company will cause all material technological or other proprietary developments, inventions, discoveries or improvements by the employees of the Company to be fully documented in accordance with the prevailing appropriate industrial professional standards, where possible and appropriate, in the judgment of the Board of Directors, to file and prosecute United States and foreign patent applications relating to and protecting such developments on behalf of the Company.

          (i) BUDGETS AND BOARD APPROVAL. The Company will prior to the commencement of each fiscal year, prepare and submit to the Board of Directors a budget and operating plan for the upcoming fiscal year, including projections or forecasts of capital and operating expenses, cash flow, and profits and losses, all itemized in reasonable detail and obtain the approval of such budget and plan by the Board of Directors not more than sixty (60) days following the end of the prior fiscal year.

          (j) EMPLOYEE INVENTION AND NON-DISCLOSURE AGREEMENT. The Company will use its best efforts to cause each officer, Key Employee, consultant and other personnel, including employees, agents and contractors, who have contributed to or participated in the conception and development of the intellectual property on behalf of the Company, and all employees now or hereafter employed by the Company or any Subsidiary promptly to execute an agreement substantially in the form of EXHIBIT M hereto or in such other form as is approved by the Board of Directors.

          (k) FINANCINGS. The Company will promptly, fully and in detail, inform the Board of Directors in advance of any commitments or contracts relating to financing of any nature in which the Company pledges corporate assets, other than under purchase money security interests secured only by the assets purchased with such financing in the ordinary course of business.

          (l) BOARD OF DIRECTORS; INDEMNIFICATION. The Board of Directors shall consist of not less than three (3) directors. The articles of incorporation and bylaws of the Company shall at all times provide for the indemnification of the directors of the Company to the fullest extent provided by the law of the jurisdiction in which the Company is organized. Prior to such time as the Company effects the first and underwritten public offering of its Common Stock, the Company will obtain and maintain directors and officers liability insurance with limits of not less than $10,000,000. The Company shall pay for reasonable travel and living expenses of the members of the Board of Directors who are not employees of the Company in attending meetings of the Board of Directors and committees thereof and in conducting other business on behalf of the Company.

          (m) SUBORDINATION OF CLASS B NOTES. The Company shall not take any action that would eliminate or reduce the full subordination of the Class B Notes to the Notes. The Company shall take all necessary and desirable action to maintain such subordination.

     6.2 REPORTING REQUIREMENTS. The Company will furnish the following to each Shareholder and to each holder who owns of record or beneficially any Notes or Shares.

          (a) as soon as available, and in any event within twenty (20) days after the end of each fiscal month of the Company, Consolidated balance sheets of the Company and its Subsidiaries as of the end of such month and Consolidated statements of income and of statements of cash flow of the Company and its Subsidiaries for the period ending with such month, setting forth in each case in comparative form the corresponding figures for the corresponding period of the prior fiscal year and the corresponding figures from the Company's budget and operating plan, all in reasonable detail and duly certified by the chief executive officer or chief financial officer of the Company as having been prepared in accordance with generally accepted accounting principles consistently applied except for a lack of customary year end disclosures and year end adjustments;

          (b) as soon as available, and in any event within ninety (90) days after the end of each fiscal year of the Company, a copy of the annual audit report for such year for the Company and its Subsidiaries, including therein consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal year and consolidated statements of income and retained earnings and of statements of cash flow of the Company and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and the corresponding figures from the Company's budget and operating plan all duly certified by a "Big Six" independent public accounting firm selected by the Company's Board of Directors;

          (c) at the time of delivery of each monthly and annual statement, a certificate, executed by the chief executive officer or chief financial officer of the Company, in the case of monthly statements, and the Company's independent public accountants, in the case of annual statements, stating that such officer or accountants, as the case may be, has no knowledge of any default by the Company or any Subsidiary in the performance or observance of any of the provisions of this Agreement or, if such officer or accountant has such knowledge, specifying such default and the nature thereof;

          (d) promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, materially affecting the Company and the Subsidiaries when considered as a whole;

          (e) at least thirty (30) days prior to the commencement of each fiscal year of the Company, a copy of the initial operating plan and budget provided for in Section 6.1(i);

          (f) copies of all materials provided to the committees of the Board of Directors, and to any such holder or Person who is not a member of the Board of Directors copies of all materials provided to the Board of Directors;

          (g) promptly after sending, making available or filing the same, all reports and financial statements that the Company or any Subsidiary sends or makes available to the Shareholders of the Company or for documents publicly filed with the Securities and Exchange Commission under the Exchange Act; and

          (h) all other information respecting the business, properties or the condition or operations, financial or otherwise, of the Company or any of its Subsidiaries that any Investor may from time to time reasonably request.

     6.3  USE OF PROCEEDS; REPRESENTATIONS AND WARRANTIES OF BRITANNIA.

          (a) Promptly following the Closing, the Company will use $12,499,000 of the proceeds from the sale and issuance of the Shares and the Notes to redeem from Britannia 500,000 shares of Common Stock for an aggregate price of $22,499,000, consisting of cash in the aggregate amount of $12,499,000 and Class B Subordinated Promissory Notes in the form attached hereto as EXHIBIT N (the "Class B Notes") in the aggregate original principal amount of Ten Million Dollars ($10,000,000.00). The Company and the Shareholders agree and acknowledge that the Class B Notes are, by their terms, subordinated to the Notes, that the Notes are considered Senior Debt pursuant to the terms of the Class B Notes and that the holders of the Notes are entitled to the benefits of
Section 2 of the Class B Notes. The purchase and redemption of Britannia's shares of Common Stock shall take place at the Closing, and at the Closing, Britannia shall deliver to the Company certificates evidencing 500,000 shares of Common Stock, duly endorsed in blank and in good order for transfer, against wire transfer to the account of Britannia in payment of the purchase price for the shares of Common Stock redeemed in the amount of Twelve Million Four Hundred and Ninety-Nine Thousand Dollars ($12,499,000), net of the Two Million Five Hundred Thousand Dollars ($2,500,000) to be placed into escrow in accordance with Section 9.4 hereof and net of any other amounts withheld and paid by the Company to third parties on behalf of Britannia pursuant to written instructions from Britannia.

          (b) Britannia represents and warrants to the Company and the Investors that:

               (i) Britannia owns of record and beneficially 850,000 shares of Common Stock;

               (ii) All consents, approvals, authorizations, and orders necessary for the sale and delivery of such shares of Common Stock to the Company have been obtained, and Britannia has, and immediately prior to the Closing will have, full right, power, authority and capacity to sell, sign, transfer and deliver such shares of Common Stock to the Company pursuant to this Agreement; and

               (iii) Britannia has, and immediately prior the Closing, will have, good and marketable title to such shares of Common Stock free and clear of all liens, claims, security interests, charges, options, or other encumbrances of any kind, and at the Closing, will deliver such shares of Common Stock to the Company free and clear of all liens, claims, security interests, charges, options, or other encumbrances of any kind.


                                     ARTICLE VII
                              OBLIGATIONS AT THE CLOSING

     7.1 DELIVERIES. At the Closing, the parties hereto shall also execute and deliver all agreements and instruments referred to in Articles IV and V hereof and otherwise provided herein.

                                     ARTICLE VIII
                NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made in this Agreement or any other instrument or document delivered in connection herewith or therewith, shall survive the execution of this Agreement until the thirtieth (30th) day following the publication by the Company of audited financial statements for the year ended December 31, 1996 (the "Expiration Date"); PROVIDED, HOWEVER, that if, at any time prior to the Expiration Date, any Investor (acting in good faith) delivers to any of the Shareholders a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company and the Shareholders (and setting forth in reasonable detail the basis for such Investor's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Article IX based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Expiration Date until such time as such claim is fully and finally resolved. Such representations and warranties shall not be limited or otherwise affected by or as a result of any information furnished to or any investigation made by or knowledge of, any of the Investors or their representatives.


                                      ARTICLE IX
                                   INDEMNIFICATION

     9.1 INDEMNIFICATION BY THE SHAREHOLDERS. Subject to the limitations set forth in this Article IX, the Shareholders shall each indemnify and hold harmless the Investors and their respective officers, directors, employees, successors and assigns in respect of any and all claims, actions, suits or other proceedings and any and all losses, costs, expenses, liabilities, fines, penalties, interest and damages, whether or not arising out of any claim, action, suit or other proceeding (and including reasonable counsel and accountants' fees and expenses and all other reasonable costs and expenses of investigation, defense or settlement of claims and amounts paid in settlement) incurred by, imposed on or borne by the Investors or the Company ("Damages") resulting from the breach of any of the representations, warranties or covenants made by the Company or the Shareholders in this Agreement or in any other document or instrument delivered in connection herewith. The Shareholders acknowledge and agree that, if the Company suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then the Investors also shall be deemed, by virtue of their ownership of the stock of the Company, to have incurred Damages as a result of and in connection with such inaccuracy or breach in the same amount and to the same extent as has the Company. The Shareholders shall be jointly and severally liable for any indemnification liability of either of the Shareholders under this Article.

     9.2 CLAIMS FOR INDEMNIFICATION. Whenever any claim shall arise for indemnification hereunder, the Investors shall promptly notify the Shareholders of the claim and, when known, the facts constituting the basis for such claim; provided that the Investors' failure to give such notice shall not affect any rights or remedies of the Investors hereunder with respect to indemnification for

Damages except to the extent that the Shareholders are materially prejudiced thereby. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Shareholders shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Investors shall not settle or compromise any claim by a third party for which they are entitled to indemnification hereunder, without the prior written consent of the Shareholders (which shall not be unreasonably withheld) unless suit shall have been instituted against them and the Shareholders shall not have taken control of such suit after notification thereof as provided in Section 9.3 of this Agreement. Any Shareholder who is required to hold harmless, indemnify, compensate or reimburse any Investor pursuant to this Article IX with respect to any Damages also shall be liable to such Investor for interest on the amount of such Damages (for the period commencing as of the date on which such Damages were incurred and ending on the date on which the liability of such Shareholder to such Investor is fully satisfied by such Shareholder) at a floating rate equal to the sum of (a) the rate of interest publicly announced by Bank of America, N.T. & S.A. from time to time as its prime, base or reference rate plus
(b) four percent (4%).

     9.3 DEFENSE BY SHAREHOLDERS. In connection with any claim giving rise to indemnity hereunder or resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Shareholders at their sole cost and expense may, upon written notice to the Investors, assume the defense of any such claim or legal proceeding if they acknowledge to the Investors in writing their obligations to indemnify the Investors with respect to all elements of such claim, and thereafter diligently conduct the defense thereof with counsel reasonably acceptable to the Investors. The Investors shall be entitled to participate in (but not control) the defense of any such action with their counsel and at their own expense. If the Shareholders do not assume or fail to conduct in a diligent manner the defense of any such claim or litigation resulting therefrom, (a) the Investors may defend against such claim or litigation, in such manner as they may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Shareholders, on such terms as the Investors may deem appropriate, and
(b) the Shareholders shall be entitled to participate in (but not control) the defense of such action, with their counsel and at their own expense. If the Shareholders thereafter seek to question the manner in which the Investors defended such third party claim or the amount or nature of any such settlement, the Shareholders shall have the burden to prove by a preponderance of the evidence that the Investors did not defend or settle such third party claim in a reasonably prudent manner. Each party agrees to cooperate fully with the other such cooperation to include, without limitation, attendance at depositions and the provision of relevant documents as may be reasonably requested by the Shareholders, provided that the Shareholders will hold the Investors harmless from all of their expenses, including reasonable attorneys' fees, incurred in connection with such cooperation by the Investors.

     9.4 ESCROW. At the Closing, Two Million Five Hundred Thousand Dollars ($2,500,000) shall be deposited by the Company in escrow (the "Escrow Fund") in accordance with the Escrow Agreement. The Investors shall have the right to be paid in respect of indemnification claims under this Article IX from the Escrow Fund.

     9.5  THRESHOLD; CEILING.

          (a) The Shareholders shall not be required to make any indemnification payment pursuant to Section 9.1 until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Investors, or to which any one or more of the Investors has or have otherwise become subject, exceeds One Hundred Thousand Dollars ($100,000.00) in the aggregate.

          (b) The maximum liability of the Shareholders under Section 9.1 shall be equal to Two Million Five Hundred Thousand Dollars ($2,500,000.00).

     9.6 EXCLUSIVE REMEDY. The remedies provided in this Article IX shall be exclusive as to any claims by a party (including the Investors and their assigns) with respect to a breach of any representation or warranty set forth in this Agreement or in any other document or instrument delivered in connection herewith and shall preclude assertion by any party of any other rights or the seeking of any other remedies against another party with respect to any such breach of a representation or warranty; PROVIDED, HOWEVER, that nothing in this
Section 9.6 shall limit rights or remedies expressly provided for in this Agreement, rights or remedies pursuant to federal or state securities laws or rights or remedies which, as a matter of applicable law or public policy, cannot be limited or waived.


                                      ARTICLE X
                           DEFINITIONS AND ACCOUNTING TERMS

     10.1 CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Affiliate" (and, with a correlative meaning, "AFFILIATED") shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first Person, and, if such a Person is an individual, any member of the immediate family of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. As used in this definition, "control" (including, with correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), and "immediate family" shall mean parents, spouse and children.

          "Agreement" means this Preferred Stock and Subordinated Note Purchase Agreement as from time to time amended and in effect between the parties.

          "Any Public Offering" means and includes the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock for the account of the Company.

          "Board of Directors" shall mean the then present members of the Board of Directors of the Company.

          "Common Stock" includes (a) the Company's Common Stock, no par value, as authorized on the date of this Agreement, (b) any other capital stock of any class or classes (however designated) of the Company, authorized on or after the date hereof, the holders of which shall have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference, and the holders of which shall ordinarily, in the absence of contingencies, be entitled to vote for the election of directors of the Company (even though the right so to vote has been suspended by the happening of such a contingency), and (c) any other securities into which or for which any of the securities described in (a) or (b) may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

          "Company" means and shall include Apex PC Solutions, Inc., a Washington corporation, and its successors and assigns.

          "Company Facility" shall mean any real property asset (including the land, the improvements and fixtures thereon and the ambient air ground water and surface water thereof), that the Company owns, operates, occupies, controls or leases as of the date of this Agreement.

          "Consolidated" when used with reference to any term defined herein shall mean that term as applied to the accounts of the Company and its Subsidiaries consolidated in accordance with generally accepted accounting principles, consistently applied, after eliminating intercompany items and minority interests.

          "Debt Securities" means and includes (i) any debt security of the Company that by its terms is convertible into or exchangeable for any equity security of the Company that is a combination of debt and equity, or (ii) any option, warrant or other right to subscribe for, purchase or otherwise acquire any such debt security of the Company.

          "Disposal Site" shall mean a landfill, incinerator, disposal agent, waste hauler or recycler of Hazardous Materials.

          "Environmental Law" means any Law pertaining to land use, air, soil, surface water, groundwater (including the protection, cleanup, removal, remediation or damage thereof), public or employee health or safety or any other environmental matter, including, without limitation, the following laws as the same may be amended from time to time: (a) Clean Air Act (42 U.S.C. Section 7401, et seq.); (b) Clean Water Act (33 U.S.C. Section 1251, et seq.); (c) Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.); (d) Comprehensive Environmental Response

Compensation and Liability Act (42 U.S.C. Section 9601, et seq.); (e) Safe Drinking Water Act (42 U.S.C. Section 300f, et seq.); (f) Toxic Substances Control Act (15 U.S.C. Section 2601, et seq.); (g) Rivers and Harbors Act (33 U.S.C. Section 401, et seq.); (h) Endangered Species Act (16 U.S.C. Section 1531, et seq.); and (i) Occupational Safety and Health Act (29 U.S.C. Section 651, et seq.); together with any other foreign or domestic laws (federal, state, provincial or local) relating to Hazardous Materials of Hazardous Materials Activities.

          "Environmental Permit" shall mean any approval, permit, license, clearance or consent required to be obtained from any Person or any Governmental Authority with respect to a Hazardous Materials Activity which is or was conducted by the Company, its Subsidiaries or any of their past or present subsidiaries.

          "Exchange Act" means the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission (or of any other federal agency then administering the Exchange Act) thereunder, all as the same shall be in effect at the time.

          "Governmental Authority" means any local, state, federal, foreign or international governmental authority, agency or entity, including, but not limited to, any court, commission, tribunal or panel having jurisdiction over the matter at issue.

          "Hazardous Material" shall mean any material or substance that is prohibited or regulated by any Environmental Law or that has been designated by any Governmental Authority to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including without limitation asbestos, petroleum, radon gas, and radioactive matter.

          "Hazardous Materials Activity" shall mean the handling, transportation, transfer, recycling, storage, use, treatment, manufacture, investigation, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product containing a Hazardous Material.

          "Indebtedness" means all obligations, contingent and otherwise, which should, in accordance with generally accepted accounting principles, consistently applied, be classified upon the obligor's balance sheet as liabilities, excluding any liabilities in respect of deferred federal or state income taxes, but in any event including, without limitation, liabilities secured by any mortgage on property owned or acquired subject to such mortgage, whether or not the liability secured thereby shall have been assumed, and also including, without limitation, (i) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be so reflected in said balance sheet, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business and (ii) the present value of any lease payments due under leases required to be capitalized in accordance with applicable Statements of Financial Accounting Standards, determined by discounting all such payments at the interest rate determined in accordance with applicable Statements of Financial Accounting Standards.

          "Investors" means and shall include the persons listed on EXHIBIT A hereto.

          "Key Employee" means and includes the Chairman of the Board of Directors, the President, any Vice-President and the Chief Financial Officer of the Company or any Subsidiary, or any person who is not an officer of the Company or any Subsidiary and is in charge of one or more of the following functions: sales, marketing, production, or engineering and technical development or any other position or employee so designated by the Board of Directors of the Company or any employee with access to the confidential information of the Company.

          "Law" means any national, international, state, or local law, statute, rule, regulation, ordinance, requirement for approval or permit, judgment, injunction, decree of any court of applicable jurisdiction, or any treaty, international understanding, or other rule which has the force of law, including, without limitation, any Environmental Law.

          "Person" means an individual, corporation, partnership, limited liability company, joint venture, trust, or unincorporated organization, or a government or any agency or political subdivision thereof.

          "Qualified Public Offering" means and includes the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act, covering the offer and sale of Common Stock for the account of the Company from which the aggregate net proceeds to the Company exceed $15,000,000 and in which the price per share is at least $10.00 per share (such amount to be equitably adjusted whenever there shall occur a stock split, combination, reclassification or other similar event affecting the Common Stock).

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission (or of any other federal agency then administering the Securities Act) thereunder, all as the same shall be in effect at the time.

          "Senior Debt" means all Indebtedness of the Company (which is not convertible into equity securities of the Company and is not issued in conjunction with equity securities of the Company or options or warrants to purchase equity securities of the Company) for money borrowed from banks or other institutional or commercial finance lenders, including any extensions or renewals thereof, whether outstanding on the date hereof or thereafter created or incurred.

          "Subsidiary" or "Subsidiaries" means any corporation, 50% or more of the outstanding voting stock of which shall at the time be owned by the Company or by one or more Subsidiaries, or any other entity or enterprise, 50% or more of the equity of which shall at the time be owned by the Company or by one or more Subsidiaries.

          "Tax" or "Taxes" shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), customs duties, capital stock, franchise profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

          "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          "Wholly-Owned Subsidiary" or "Wholly-Owned Subsidiaries" means any corporation, 100% of the outstanding voting stock of which shall at the time be owned by the Company or by one or more Wholly-Owned Subsidiaries, or any other entity or enterprise, 100% of the equity of which shall at the time be owned by the Company or by one or more Wholly-Owned Subsidiaries.

     10.2 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles, consistently applied, and all other financial data submitted pursuant to this Agreement shall be prepared and calculated in accordance with such principles.


                                      ARTICLE XI
                                    MISCELLANEOUS

     11.1 NO WAIVER; CUMULATIVE REMEDIES. No failure or delay on the part of any Investor, or any other holder of the Preferred Stock, in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     11.2 NO COMPANY RECISION. The Company specifically waives any rights to rescind any transaction contemplated by this Agreement, unless the Investors fail to pay the amounts owing to the Company at the Closing, when due or on demand.

     11.3 AMENDMENTS, WAIVERS AND CONSENTS. Any provision in this Agreement to the contrary notwithstanding, changes in or additions to this Agreement may be made, and compliance with any covenant or provision herein or therein set forth may be omitted or waived, upon the written consent of the Company, each of the Shareholders and the Designated Representative. Any waiver or consent may be given subject to satisfaction of conditions stated therein and any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     11.4 ADDRESSES FOR NOTICES, ETC. Any notices and other communications required or permitted under this Agreement shall be effective if in writing and delivered personally or sent by telecopier, Federal Express or registered or certified mail, postage prepaid, addressed as follows:

If to the Shareholders, to:

                         Sterling Crum
                         6560 125th Avenue, N.E.
                         Kirkland, Washington  98033
                         Telecopier:  (206) 822-7844

                         and

                         Britannia Holdings Limited
                         Kings House, The Grange, St. Peter Port
                         Guernsey, Channel Islands GY1 2QJ
                         Telecopier: 44-1481-724116


If to the Company, to:   Apex PC Solutions, Inc.
                         20031 142nd Avenue, N.E.
                         Woodinville, Washington  98072
                         Attn: Mr. Kevin Hafer
                         Telecopier:  (206) 402-9494


     with a copy to:     Samuel F. Saracino, Esq.
                         Davis Wright Tremaine
                         2600 Century Square
                         1501 Fourth Avenue
                         Seattle, Washington  98101
                         Telecopier:  (206) 628-7040


If to the Investors, to:      the name(s) and address set forth on EXHIBIT A
                              hereto.


     with a copy to:     Jeffrey D. Saper, Esq.
                         Wilson Sonsini Goodrich & Rosati
                         650 Page Mill Road
                         Palo Alto, California  94304-1050
                         Telecopier:  (415) 493-6811

     Unless otherwise specified herein, such notices or other communications shall be deemed effective (a) on the date delivered, if delivered personally,
(b) two business days after being sent, if sent by Federal Express or other commercial overnight delivery service, (c) one business day after being sent, if sent by telecopier with confirmation of good transmission and receipt, and
(d) three business days after being sent, if sent by registered or certified mail. Each of the parties herewith shall be entitled to specify another address by giving notice as aforesaid to each of the other parties hereto.

     11.5 COSTS, EXPENSES AND TAXES. The Company agrees to pay on demand the reasonable fees and out-of-pocket expenses of professional advisors incurred by the Investors in connection with the investigation, preparation, execution and delivery of this Agreement and the other instruments and documents to be delivered hereunder and the transactions contemplated hereby and thereby, including the fees and out-of-pocket expenses of Wilson Sonsini Goodrich & Rosati, P.C., special counsel for the Investors. Notwithstanding the foregoing, if the Closing does not occur for any reason, then the Company shall not be responsible to pay any costs and expenses of the Investors in connection with the investigation, preparation, execution and delivery of this Agreement and the other instruments and documents to be delivered hereunder and the transactions contemplated hereby and thereby. In addition, if the Closing occurs, the Company shall pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Agreement and the purchase of the Shares and agrees to save the Investors harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and filing fees.

     11.6 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Company, the Shareholders and the Investors and their respective successors and assigns, except that no party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the other parties; provided, however, that the holders of the Notes and the Class B Notes may, subject to compliance with applicable securities laws, assign the Notes and the Class B Notes, respectively.

     11.7 PRIOR AGREEMENTS. This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings or agreements concerning the subject matter hereof.

     11.8 SEVERABILITY. The invalidity or unenforceability of any provision hereto shall in no way affect the validity or enforceability of any other provision.

     11.9 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington.

     11.10 HEADINGS. Article, Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

     11.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

     11.12 FURTHER ASSURANCES. From and after the date of this Agreement, upon the request of the Investors, the Company and each Subsidiary shall execute and deliver such instruments, documents and other writings as may be necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

     11.13  INDEPENDENT COUNSEL.

          (a) The Shareholders have had the opportunity to be represented by counsel of their choosing in the negotiation and execution of this Agreement and have not relied upon counsel for the Company, Davis Wright Tremaine, or counsel for the Investors, Wilson Sonsini Goodrich & Rosati, P.C., with respect to any matter relating hereto.

          (b) The Company has been represented by Davis Wright Tremaine in the negotiation and execution of this Agreement and has not relied on any other legal counsel with respect to any matter relating thereto.

     11.14 CONFIDENTIALITY. Until the date of Closing, any information relating to the terms of this Agreement and the transactions contemplated hereby shall be treated as confidential and shall not be disclosed, by any of the parties hereto, to a third party without the consent of the Board of Directors of the Company and the mutual consent of the Investors.

     11.15 PRESS RELEASE. No party hereto shall release a press release relating to this Agreement or any of the transactions or documents contemplated hereby without first submitting a copy of such press release to the other parties hereto and obtaining the prior approval of such other parties to any such press release, which approval shall not be unreasonably withheld.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.



COMPANY:                      APEX PC SOLUTIONS, INC.,
                              a Washington corporation


                              By:  /s/ Kevin Hafer
                                   -----------------------------------
                                   Kevin Hafer, President



SHAREHOLDERS:                 /s/ Sterling Crum
                              ----------------------------------------
                              Sterling Crum



                              BRITANNIA HOLDINGS LIMITED



                              By:  /s/ Patrick Adrian Blin
                                   -----------------------------------
                                   Name: Patrick Adrian Blin
                                   Title: Director






          [Signature Page to Stock and Subordinated Note Purchase Agreement]

INVESTORS:                    ADVENT VII L.P.

                              By:  TA Associates VII L.P., its General Partner
                                   By: TA Associates, Inc., its General Partner


                              By:  /s/ Jeffrey T. Chambers
                                   ----------------------------------------
                                   Jeffrey T. Chambers, Managing Director


                              ADVENT ATLANTIC AND PACIFIC II L.P.

                              By: TA Associates AAP II Partners, its General Partner
                                   By: TA Associates, Inc., its General Partner


                              By:  /s/ Jeffrey T. Chambers
                                   ----------------------------------------
                                   Jeffrey T. Chambers, Managing Director


                              ADVENT NEW YORK L.P.

                              By:  TA Associates VI L.P., its General Partner
                                   By: TA Associates, Inc., its General Partner


                              By:  /s/ Jeffrey T. Chambers
                                   ----------------------------------------
                                   Jeffrey T. Chambers, Managing Director


                              TA VENTURE INVESTORS LIMITED PARTNERSHIP

                              By:  /s/ Jeffrey T. Chambers
                                   ----------------------------------------
                                   Jeffrey T. Chambers, General Partner





          [Signature Page to Stock and Subordinated Note Purchase Agreement]